LIBREMAX ASSET-BACKED INCOME FUND
MULTIPLE CLASS PLAN
This Multiple Class Plan (the “Plan”) is adopted by LibreMax Asset-Backed Income Fund (the “Fund”), a statutory trust established under Delaware law, under which the Fund may offer multiple classes of shares in accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).
Although Rule 18f-3 applies only to open-end investment companies, the Fund intends to rely on relief granted by the Securities and Exchange Commission (the “Exemptive Order”) permitting the Fund, as an interval fund under Rule 23c-3 of the 1940 Act, to issue multiple classes of shares with asset-based service and/or distribution fees and to impose early withdrawal charges. The Fund offers three classes of shares of beneficial interest (“Shares”), designated as Class A, Class I, and Class L (each, a “Class,” and collectively, the “Classes”). Each Class of Shares represents interests in the same investment portfolio of the Fund and has the same rights, preferences, voting powers, restrictions and limitations, except as provided in this Plan.
A majority of the trustees (“Trustees”), including a majority of the Trustees who are not interested persons of the Fund (as defined in the 1940 Act) (“Independent Trustees”), having determined that the Plan is in the best interests of the shareholders of each class of the Fund and the shareholders of the Fund as a whole, have approved the Plan pursuant to Rule 18f-3(d) under the 1940 Act.
The provisions of the Plan are:
1.    General Description of Classes. Each Class of Shares of the Fund shall represent interests in the same portfolio of investments of the Fund, shall have no exchange privileges or conversion features within the Fund unless an exchange or conversion feature is described in the Fund’s then-current prospectus (the “Prospectus”), and shall be identical in all respects, except that, as provided for in the Fund’s Prospectus, each Class shall or may differ with respect to: (i) asset-based distribution fees; (ii) account maintenance and shareholder services and expenses; (iii) differences relating to sales loads, early withdrawal charges, purchase minimums, eligible investors and exchange privileges; (iv) other class specific expenses detailed in Section 2 below; and (v) the designation of each Class of Shares. The Classes of Shares designated by the Fund are set forth in Appendix A.
2.    Allocation of Income and Class Expenses.
(a)    Each Class of Shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:
(i)    expenses related to the distribution of a Class or to the services provided to shareholders of a Class shall be borne solely by such Class;
(ii)    the following expenses attributable to the Shares of a particular Class will be borne solely by the Class to which they are attributable:
(1)    asset-based distribution, account maintenance and shareholder service fees;
(2)    extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular Class; and

(3)    such other expenses as the Trustees determine were incurred by a specific Class and are appropriately paid by that Class.
(iii)    Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific Class pursuant to this Section 2, shall be allocated to each Class of the Fund on the basis of the net asset value of that Class in relation to the net asset value of the Fund.
(b)    Investment advisory fees, custodial fees, and other expenses relating to the management of the Fund’s assets shall not be allocated on a Class-specific basis, but rather based upon relative net assets.
3.    Voting Rights. Each Class of Shares will have exclusive voting rights with respect to matters that exclusively affect such Class and separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In matters as to which one or more Classes of Shares do not have exclusive voting rights, all Classes of Shares of the Fund will vote together, except when a Class vote is required by the 1940 Act.
4.    Exchanges. A Class of Shares of the Fund may be exchanged without payment of any exchange fee for another Class of Shares of the Fund at their respective net asset values, as provided in the Fund’s then-current Prospectus.
5.    Class Designation. Subject to the approval by the Trustees, the Fund may alter the nomenclature for the designations of one or more of its Classes of Shares.
6.    Additional Information. This Plan is qualified by and subject to the terms of the Fund’s then-current Prospectus for the applicable Class(es) of Shares of the Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan.
7.    Effective Date. After approval by a majority of the Board, and a majority of the Independent Trustees, this Plan is effective on August 14, 2025. This Plan may be terminated or amended at any time with respect to the Fund or a Class of Shares thereof by a vote of a majority of the Trustees, including a majority of the Independent Trustees.
8.    Miscellaneous. Any reference in this Plan to information in the Fund’s Prospectus shall mean information in the Fund’s then-current Prospectus, as the same may be amended or supplemented from time to time, or in the Fund’s statement of additional information, as the same may be amended or supplemented from time to time.

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APPENDIX A
Classes as of August 14, 2025
Share Class Features*

Share Class	Distribution and Service Fee	Shareholder Servicing Fee	Front-End Sales Charge	Early Repurchase Fee
Class A	0.50%	0.25%	3.00%	N/A
Class I	None	None	None	N/A
Class L	None	0.25%	None	N/A

*    The features and expenses of each share class are described in further detail in the Fund’s Prospectus, as the same may be amended or supplemented from time to time.

Appendix A – Page 1